Exhibit 99.2

AMENDED AND RESTATED 2018 SENIOR MANAGEMENT BONUS PLAN

August 10, 2018

This plan amends and restates in its entirety the 2018 Senior Management Bonus Plan originally adopted by Imperva, Inc. (the “Company”) on February 14, 2018 (the “Original Plan”).

A.    CASH BONUS PLAN

Each of the Company’s executive officers is eligible to participate in the Cash Bonus Plan.

The cash bonus payable to executive officers will be calculated quarterly. The amount of bonus payable with respect to each quarter is the “Quarterly Bonus.” The Quarterly Bonus will be equal to (1) the Quarterly Bonus Amount at Target applicable to such executive officer as set forth in the first table below, multiplied by (2) the percentage applicable to the combination of billings and operating expenses achieved by the Company in each quarter set forth in the second table further below (the “Quarterly Achievement Percentage”).

Executive Officer	Quarterly Bonus Amount at Target
President and Chief Executive Officer	$110,000
Chief Financial Officer	$55,500
Chief Legal Officer and Chief of Staff	$43,750

											Billings*
100%	105%	110%	115%	125%	125%	130%	135%	140%	145%	150%	+18%
95%	100%	105%	110%	120%	120%	125%	130%	135%	140%	145%	+15%
90%	95%	100%	105%	115%	115%	120%	125%	130%	135%	140%	+12%
85%	90%	95%	100%	110%	110%	115%	120%	125%	130%	135%	+9%
80%	85%	90%	95%	105%	105%	110%	115%	120%	125%	130%	+5%
75%	80%	85%	90%	100%	100%	105%	110%	115%	120%	125%	AOP %
75%	80%	85%	90%	100%	100%	105%	110%	115%	120%	125%	-3%
60%	65%	70%	75%	85%	85%	90%	95%	100%	105%	110%	-6%
50%	55%	60%	65%	75%	75%	80%	85%	90%	95%	100%	-9%
50%	55%	60%	65%	75%	75%	80%	85%	90%	95%	100%	-12%
50%	55%	60%	65%	75%	75%	80%	85%	90%	95%	100%	-15%
+5%	+4%	+3%	+2%	+1%	AOP %	-3%	-5%	-7%	-8%	-9%
Operating Expenses**

*          Billings are calculated as revenue plus the change in deferred revenue during the applicable period, plus any adjustment to the deferred revenue balance due to the adoption of the new revenue recognition standard (Accounting Standards Codification 606, Revenue from Contracts with Customers) (“ASC 606”), and excluding the impact of acquisitions.

**        Operating expenses are calculated on a non-GAAP basis applied consistently with past practice, assuming commission expense recognition under ASC 606 and excluding the impact of acquisitions.

The vertical axis representing billings is centered on the billings target contemplated in the Company’s updated 2018 Annual Operating Plan (the “AOP”) for such quarter with increments and decrements of between three and five percentage points each from the AOP billings target. The horizontal axis representing operating expenses is centered on controlling operating expenses as contemplated in the AOP, with increments and decrements of between one and three percentage points each from the AOP operating expenses target.

Billings and operating expenses achievements that fall between the percentages in the table above will be rounded to the nearest whole interpolated percentage. If billings achievement falls below the percentages in the table above or operating expenses exceed the percentages in the table above, no Quarterly Bonus will be paid.

For example:

•

If (1) quarterly billings is equal to the quarterly billings target specified in the AOP, and (2) quarterly operating expenses are equal to the quarterly operating expenses target specified in the AOP, the Quarterly Achievement Percentage will be 100% and a Quarterly Bonus equal to 100% of target will be paid to the Company’s executive officers.

•

If (1) quarterly billings is 5% higher than the quarterly billings target specified in the AOP, and (2) quarterly operating expenses are 3% higher than the quarterly operating expenses target specified in the AOP, the Quarterly Achievement Percentage will be 90% and a Quarterly Bonus equal to 90% of target will be paid to the Company’s executive officers.

•

If (1) quarterly billings is 7% higher than the quarterly billings target specified in the AOP, and (2) quarterly operating expenses are 4% lower than the quarterly operating expenses target specified in the AOP, the Quarterly Achievement Percentage will be 116% and a Quarterly Bonus equal to 116% of target will be paid to the Company’s executive officers.

•

If (1) quarterly billings is more than 15% lower than the quarterly billings target specified in the AOP, or (2) quarterly operating expenses are more than 5% higher than the quarterly operating expenses target specified in the AOP, the Quarterly Achievement Percentage will be 0% and no Quarterly Bonus will be paid to the Company’s executive officers.

It is anticipated that each Quarterly Bonus, if any, will be paid to executive officers promptly following the Compensation Committee’s confirmation of the actual Quarterly Achievement Percentage. However, the Compensation Committee may determine to reduce such bonus in its discretion. Executive officers must be employed on the date of payment in order to receive the Quarterly Bonus for the preceding quarter.

B. EQUITY BONUS PLAN

Executive officers will be eligible to participate in an equity pool of shares of common stock (in the form of restricted stock units and performance-based restricted stock units). The size of the equity pool will be determined by the Compensation Committee in connection with the fiscal year-end review, based on the number of executive officers participating, the achievement of annual targets within the fiscal year, compensation information based on peer analysis and survey data, and other factors. The Compensation Committee will determine the maximum number of shares to be allocated to the Company’s Chief Executive Officer, and the Compensation Committee, with input from the Company’s Chief Executive Officer, will determine the allocation of the remainder of the shares among the rest of the senior management team. Such restricted stock units and performance-based restricted stock units will vest according to standard vesting terms as determined by the Compensation Committee.